Exhibit 10.2

AMENDED AND RESTATED INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Amended and Restated Intellectual Property License Agreement (“Agreement”) is entered into as of July 13, 2017 (the “Effective Date”), by and among J. Crew Domestic Brand, LLC, a Delaware limited liability company (“Licensor”), on the one hand, and J. Crew International, Inc., a Delaware corporation (“Licensee”) and, in its capacity as the payor pursuant to Sections 2.2, 3.2, 4, 5.1, 5.5, 6.2, 8.1, 12.1, 12.2, and 12.5 of this Agreement, J. Crew Operating Corp., a Delaware corporation (“Payor”), on the other hand.  Licensor and Licensee are collectively referred to throughout this Agreement as the “Parties.”

RECITALS

A.  The Parties and Payor are members of a group of affiliated companies engaged in the design, development, manufacture, marketing, distribution, and sale of Products (as defined below) and the operation of the Business (as defined below).

B.On December 5, 2016, Licensee, a wholly-owned subsidiary of Payor, assigned an undivided 72.04% ownership interest in and to the Licensed Marks (as defined below), along with the associated goodwill, to Licensor via the following sequence of drop-down assignments: (i) Licensee to J. Crew International Cayman Limited; (ii) J. Crew International Cayman Limited to J. Crew Brand Holdings, LLC; (iii) J. Crew Brand Holdings, LLC to J. Crew Brand Intermediate, LLC; (iv) J. Crew Brand Intermediate, LLC to J. Crew Brand, LLC; and (v) J. Crew Brand, LLC to Licensor (collectively, the “2016 Step-Down IP Assignments”).

C.  As a result of the 2016 Step-Down IP Assignments, Licensor and Licensee jointly owned the Licensed Marks, with Licensor owning an undivided 72.04% ownership interest in and to the Licensed Marks, and Licensee owning an undivided 27.96% ownership interest in and to the Licensed Marks.

D. On December 6, 2016, the Parties and Payor entered into an Intellectual Property License Agreement (the “2016 IP License Agreement”), pursuant to which Licensor granted to Licensee an exclusive license to the Licensed Marks.

E.Subsequently, on July 13, 2017, Licensee assigned its remaining 27.96% ownership interest in and to the Licensed Marks, along with the associated goodwill, to Licensor via the following sequence of drop-down assignments: (i) Licensee to J. Crew Brand Holdings, LLC; (ii) J. Crew Brand Holdings, LLC to J. Crew Brand Intermediate, LLC; (iii) J. Crew Brand Intermediate, LLC to J. Crew Brand, LLC; and (iv) J. Crew Brand, LLC to Licensor (the “2017 Step-Down IP Assignments”), and as a result of which, Licensor is the sole and exclusive owner of all rights in and to the Licensed Marks.

F.Subject to the terms and conditions of this Agreement, the Parties and Payor desire to enter into this Agreement to amend and restate the terms and conditions of the 2016 IP License Agreement.

G.Subject to the terms and conditions of this Agreement, and as consideration for the benefits to Payor in accordance with this Agreement, Payor desires to make, and Licensee desires that Payor make, payments due under this Agreement on behalf of Licensee.

H.Contemporaneously with this Agreement, the Parties are executing the 2017 IP License Agreement (as defined below), with this Agreement providing for an exclusive license from Licensor to Licensee of the 72.04% interest in the Licensed Marks assigned to Licensor pursuant to the 2016 Step-Down IP Assignments, and the 2017 IP License Agreement providing for the exclusive license from Licensor to Licensee for the remaining 27.96% interest in the Licensed Marks assigned from Licensee to Licensor pursuant to the 2017 Step-Down IP Assignments. Collectively, this Agreement and the 2017 IP License Agreement will provide for an exclusive license from Licensor to Licensee of 100% of the interest in the Licensed Marks.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties and Payor agree as follows:

1.Definitions.  In this Agreement, the following capitalized terms shall have the meanings specified in this Section 1.

1.1“2016 IP License Agreement” has the meaning set forth in the Recitals.

1.2“2016 Step-Down IP Assignments” has the meaning set forth in the Recitals.

1.3“2017 IP License Agreement” means that certain 2017 Intellectual Property License Agreement, entered into contemporaneously with this Agreement, by and among Licensor, Licensee, and Payor.

1.4“2017 Step-Down IP Assignments” has the meaning set forth in the Recitals.

1.5“ABL Facility” has the meaning set forth in Section 2.1.

1.6“Agreement” has the meaning set forth in the preamble.

1.7 “BAML” has the meaning set forth in Section 2.1.

1.8“Bankruptcy Code” has the meaning set forth in Section 16.4.

1.9“Business” shall mean the specialty retail, fashion design, apparel and accessories business, including without limitation, the design, development, manufacture, marketing, distribution, and/or sale of Products under the Licensed Marks and all brickandmortar and online retail activities, operated under the Licensed Marks.

1.10“Effective Date” has the meaning set forth in the preamble.

1.11“Group” has the meaning set forth in Section 2.1.

1.12“Initial Payments” has the meaning set forth in Section 4.3.

1.13“Initial Term” has the meaning set forth in Section 11.1.

1.14“Licensee” has the meaning set forth in the preamble.

1.15“License Fee” has the meaning set forth in Section 4.1.

1.16“Licensor” has the meaning set forth in the preamble.

1.17“Licensed Marks” shall mean the marks covered by the United States federal registrations or otherwise listed on Exhibit A, any existing variation of these marks as used in the United States, all common law rights in the United States to same, and the associated goodwill.  The Licensed Marks licensed in this Agreement are identical to those sold, transferred, conveyed, and assigned by Licensee to Licensor pursuant to the Step-Down IP Assignments.

1.18“New Notes” shall mean the 13% Senior Secured Notes due 2021 issued pursuant to the New Notes Indenture by J.Crew Brand, LLC and J.Crew Brand Corp.

1.19“New Notes Collateral Agent” shall mean the “Collateral Agent” as defined in the New Notes Indenture.

1.20“New Notes Documents” shall mean the “Notes Documents” as defined in the New Notes Indenture.

1.21“New Notes Indenture” shall mean the Indenture, dated as of the date hereof, by and among (i) J.Crew Brand, LLC and J.Crew Brand Corp., as the co-issuers, (ii) J. Crew Brand Intermediate, LLC, Licensor and J. Crew International Brand, LLC, as the guarantors, and (iii) U.S. Bank National Association, as trustee and collateral agent, dated as of the date hereof, relating to the issuance of the New Notes.

1.22“Ocean Tomo” shall mean Ocean Tomo, LLC, the intellectual capital merchant bank with corporate offices at 200 West Madison, Chicago, Illinois 60606.

1.23“Payment” has the meaning set forth in Section 4.2.

1.24“Payor” has the meaning set forth in the preamble.

1.25“Parties” has the meaning set forth in the preamble.

1.26“Products” shall mean clothing, apparel, footwear, bags, jewelry, accessories, and other related goods, including without limitation all goods covered by the United States federal registrations, applications for federal registration, or common law rights, for the Licensed Marks, and any other goods whether now or later marketed, distributed, and/or sold in connection with the operation of the Business and/or featured on or in any website, catalogue, or social media platform operated in connection with the Business.

1.27“Services” shall mean the manufacture, distribution, advertising, marketing, and sale of the Products, retail services for the Business conducted through all channels of trade, now known or later developed, and the promotion and operation of the Business and any services ancillary to those operations.

1.28“Step-Down IP Assignments” shall mean, collectively, the 2016 Step-Down IP Assignments and the 2017 Step-Down IP Assignments.

1.29“Term” has the meaning set forth in Section 11.2.

1.30“Term Loan Facility” has the meaning set forth in Section 2.1.

1.31“Territory” shall mean (i) the United States, including the District of Columbia and all territories and possessions of the United States of America, including Puerto Rico and the U.S. Virgin Islands, and (ii) all other jurisdictions throughout the world solely as necessary to permit Licensee to use the Licensed Marks in the United States.

2.License Grant to Licensed Marks.

2.1Licensor hereby grants to Licensee an exclusive, non-transferrable (except as expressly permitted by Section 14), sublicensable (solely in accordance with Section 2.2), royalty-bearing license to use Licensor’s undivided 72.04% ownership interest in and to the Licensed Marks on the Products and in connection with the Services and otherwise in the operation of the Business in the Territory.  The foregoing license is exclusive even as to Licensor.  Licensor shall not use the Licensed Marks or license others to use the Licensed Marks in any manner during the Term (except pursuant to the 2017 IP License Agreement, or as provided in Section 12 and this Section 2.1).  This Section 2.1 shall not prohibit (a) Licensee from granting an irrevocable, non-exclusive worldwide license with respect to the Licensed Marks to the administrative agent or collateral agent (or representative therefor) under (i) the Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended, restated, amended and restated, supplemented, extended, renewed, refunded, replaced, replaced, or refinanced from time to time in one or more agreements in each case with the same or new lenders, institutional investors or agents, the “Term Loan Facility”), among, inter alios, J. Crew Group, Inc., a Delaware corporation (“Group”), as borrower, the lenders party thereto, and Bank of America, N.A. (“BAML”), as administrative agent and collateral agent, and (ii) the Credit Agreement, dated as of March 7, 2011 (as amended, restated, amended and restated, supplemented, extended, renewed, refunded, replaced, replaced, or refinanced from time to time in one or more agreements in each case with the same or new lenders, institutional investors or agents, the “ABL Facility”), among, inter alios, Group, as borrower, the lenders party thereto and BAML, as administrative agent and collateral agent, in each case, for the purposes of enabling the applicable collateral agent (or representative therefor) to exercise rights and remedies under the applicable collateral documents and which license is exercisable only during the continuation of an “event of default” (or similar term) thereunder, and (b) Licensor from granting an irrevocable, non-exclusive worldwide license with respect to the Licensed Marks to the New Notes Collateral Agent (or representative therefor) under the New Notes Documents, for the purposes of enabling the New Notes Collateral Agent (or representative therefor) to exercise rights and remedies under the applicable collateral documents and which license is exercisable only during the occurrence of an “event of default” (or similar term) thereunder.

2.2Licensee may sublicense its rights under the Agreement with the prior written consent of Licensor; provided that Licensee assumes liability for the acts/omissions of its sublicensees with respect to their operations pursuant to this Agreement, and Licensee guarantees payment of the License Fee owed to Licensor pursuant to this Agreement.  Any sublicense made pursuant to and in accordance with this Section 2.2 must include a written agreement by the applicable sublicensee to assume and otherwise comply with all of the obligations of Licensee hereunder with regard to the Licensed Marks, and any such sublicense agreement between Licensee and any sublicensee must be approved in writing by Licensor, which consent will not be unreasonably withheld.

3.Rights to Licensed Marks.

3.1In exchange for the agreements and consideration provided for herein, unless otherwise specified in and subject to the terms of this Agreement, Licensee has the exclusive right (even as to Licensor) in the Territory, during the Term, to: (a) use the Licensed Marks in commerce or otherwise; (b) non-exclusively license others to use the Licensed Marks; (c) register the Licensed Marks with any federal or state governmental authority (in accordance with Section 6.1); (d) commence an action for infringement of or other violation of rights under the Licensed Marks; and (e) defend and settle any claims that Licensee’s use of the Licensed Marks infringes or otherwise violates the rights of a third party.

3.2As between the Parties, and except as provided in this Agreement, Licensee shall be solely responsible for the payment of all costs associated with its exercise of the foregoing rights during the Term, including, without limitation, all costs associated with the operation of the Business under the Licensed Marks, and the negotiation, implementation, and management of any sublicense of the Licensed Marks.

4.License Fee; Payment.

4.1License Fee.  Payor, on behalf of Licensee, shall pay to Licensor a forty-two million five-hundred thousand dollar (USD $42,500,000) license and use fee (the “License Fee”) during each calendar year, for so long as this Agreement is in effect and has not expired or been terminated.  Any Payment (as defined below) due for any partial calendar year of the Term will be prorated. The License Fee is in consideration for:  (a) the exclusive license to Licensor’s undivided 72.04% ownership interest in and to the Licensed Marks granted to Licensee pursuant to Section 2; (b) Licensor’s waiver of certain rights to use, license, register, defend, or enforce the Licensed Marks during the Term; and (c) Licensor’s acknowledgement that Licensee will enjoy the exclusive rights in and to the Licensed Marks, subject to the terms of this Agreement and the 2017 IP License Agreement.

4.2Payments.  Payor, on behalf of Licensee, shall pay the License Fee in two equal payments of twenty-one million two hundred fifty thousand dollars (USD $21,250,000) (each, a “Payment”) to Licensor, which shall be made on March 1, (which represents the License Fee for the period of September through February of a fiscal year) and September 1 (which represents the License Fee for the period of March through August of the fiscal year) of each year during the Term, beginning March 1, 2018.  The Payment to be made on September 1, 2017 shall be in an amount of five million eight hundred twenty-one thousand nine hundred seventeen dollars and eighty-one cents (USD $5,821,917.81), as payment for Licensee’s license and use of the Licensed Marks for the period from the Effective Date of this Agreement through August 31, 2017.

4.3Initial Payments.  In addition to the Payment obligations set forth above, Payor, on behalf of Licensee, shall pay to Licensor the following two (2) payments within five (5) days following the Effective Date of this Agreement: (i) three million twenty-seven thousand three hundred ninety-seven dollars and twenty-six cents (USD $3,027,397.26), as payment for Licensee’s license and use of the Licensed Marks for the period of December 6, 2016 (the date of the 2016 IP License Agreement) through December 31, 2016; and (ii) twenty-two million four hundred seventy-two thousand six hundred two dollars and seventy-four cents (USD $22,472,602.74), as payment for Licensee’s license and use of the Licensed Marks for the period of January 1, 2017 until the Effective Date of this Agreement (collectively, the “Initial Payments”).  All references to the “License Fee” and “Payment(s)” throughout this Agreement shall be deemed to include the Initial Payments.

4.4Past Due Payments.  In addition to the other remedies provided for in this Agreement (and notwithstanding automatic termination of this Agreement pursuant to Section 12.1), Payor, on behalf of Licensee, shall pay interest on all past due Payment amounts at a rate of two percent (2%) per month (or the maximum rate permitted by applicable law, whichever is less), commencing immediately after the Payment was first due and accruing until the Payment is paid in full.  Notwithstanding the foregoing, this Section 4.4 shall not limit or amend the rights of Licensor under Section 12.1 and Section 12.5 of this Agreement regarding failure by Payor to pay any portion of the License Fee in accordance with this Section 4.

4.5Costs.  Payor, on behalf of Licensee, shall pay all costs relating to or arising out of the collection of any delinquent License Fee amount, including, but not limited to, any and all collection fees, collection agency fees, reasonable attorneys’ fees, accountants’ fees, court costs, and expenses.

4.6Additional Payor Obligations.  In addition to payment of the License Fee pursuant to this Section 4 (including payment of interest on past due Payments pursuant to Section 4.4 and costs pursuant to Section 4.5), Payor shall also be responsible for and shall make all payments on behalf of Licensee under Sections 2.2, 3.2, 4, 5.1, 5.5, 6.2, and 8.1 of this Agreement.

5.Ownership of the Licensed Marks and Quality Control for the Licensed Marks.

5.1The Parties and Payor acknowledge that the Licensed Marks are owned in their entirety by Licensor.  Licensee and Payor acknowledge and agree that all goodwill arising through the licensed use by Licensee of the Licensed Marks shall inure solely to Licensor’s benefit, and that Licensee and/or Payor shall obtain no proprietary or other rights in or to the Licensed Marks by virtue of any use or exploitation Licensee may make thereof.  Licensee and/or Payor will not at any time do or suffer to be done by any act, anything which will in any way impair Licensor’s rights to any Licensed Marks.  Licensee agrees that in using the Licensed Marks it will neither gain nor represent in any way that it has any right or title in or to the Licensed Marks (other than as granted hereunder).

5.2Licensee and/or Payor shall neither challenge nor assist any third party to challenge (a) Licensor’s ownership interest in the Licensed Marks, (b) the validity of the Licensed Marks, or (c) the United States federal registrations or applications for federal registration for the Licensed Marks, whether in existence as of the Effective Date or thereafter.  Licensee and/or Payor will not assist any third party, directly or indirectly, in infringing any of the Licensed Marks or in the defense of any suit or action against any third party relating to infringement of any of the Licensed Marks.  For the avoidance of doubt, nothing in this Section 5.2 limits the general provisions of Section 5.1 or Section 5.4 in any way.

5.3All Products and Services offered by Licensee under the Licensed Marks in the Territory during the Term shall conform to standards of quality at least comparable to that of the Products and Services offered under the Licensed Marks as of the Effective Date.  Licensor reserves the right to modify such quality standards at any time.  Upon Licensor’s written request, Licensee shall, at its own expense, supply representative samples of the Products (including related marketing, advertising, and promotional materials) for Licensor’s review and approval. If Licensor reasonably determines in good faith that Licensee fails to maintain a consistent level of quality in accordance with the terms of this Agreement, then Licensor shall notify Licensee in writing of any such alleged deficiencies, and Licensee shall take commercially-reasonable steps to remedy such deficiencies to Licensor’s reasonable satisfaction.  Licensor will have the right at reasonable times to inspect the production, service, retail, or other facilities of Licensee or any sublicensee for the purpose of determining whether the Licensee or any sublicensee is adhering to the requirements of this Agreement relating to the nature and quality of the Products and Services. Licensor hereby designates Payor to supervise and enforce any action taken with regard to the above-described quality control activities for the Licensed Marks, and Payor hereby accepts such designation; provided, however, that Licensor reserves the right (in its sole discretion) to revoke such designation at any time.

5.4Licensee shall not knowingly take any action with the Licensed Marks that would adversely affect the Licensed Marks (including the value of the Licensed Marks), the goodwill associated with the Licensed Marks, and/or the reputation of Licensor or the Business.  Licensee’s use of the Licensed Marks shall at all times be in accordance with reasonable trademark, trade dress, and trade name usage principles and comply with all applicable federal, state, and local laws and regulations that govern its use of the Licensed Marks and the conduct of the Business.

5.5As between the Parties, Licensee shall bear all costs related to correcting any product defect or related to any recall of Products featuring the Licensed Marks, whether voluntary or required by a government entity or a court order. If Licensee determines that a recall of Products is necessary, Licensee shall notify Licensor within three (3) days of such determination and shall consult with Licensor, and Licensor must approve (or not expressly object to) all aspects of Licensee’s handling of such recall, such approval not to be unreasonably withheld or delayed by Licensor.

6.Registration, Maintenance, and Enforcement of Licensed Marks.

6.1Licensee shall maintain the registrations and prosecute the applications for registration for the Licensed Marks during the Term, and, subject to its reasonable business judgment, shall ensure that all postregistration and prosecution filings and renewal applications, including any prosecution, registration, renewal, or maintenance fees, required by a government entity or by applicable law in connection with the foregoing are completed and paid in a timely manner.  At Licensee’s reasonable request, Licensor shall cooperate with Licensee to provide information reasonably required by Licensee to submit to the U.S. Patent and Trademark Office and other relevant offices for such postregistration and prosecution filings and renewal applications, including, without limitation, specimens of the Licensed Marks showing current usage of such marks on the Products and/or in promotion and rendering of the Services.  At Licensor’s reasonable request, Licensee shall prepare, file, and prosecute new applications on behalf of Licensor to register the Licensed Marks with the U.S. Patent and Trademark Office or any applicable government entity.  Licensee shall keep Licensor fully informed of progress with regard to the preparation, filing, prosecution, and maintenance of any Licensed Marks in the Territory, and shall provide Licensor with copies of all documentation relating to the foregoing.  Licensee may seek additional registrations for the Licensed Marks outside of the Territory.  Nothing set forth herein shall prohibit Licensee from filing new applications in its name, so long as such applications do not diminish the value or validity of the Licensed Marks, or impair the Licensed Marks as collateral of the New Notes Collateral Agent (or representative therefor) under the applicable collateral documents.

6.2As between the Parties, and except as provided in this Agreement, Licensee shall be solely responsible for the payment of all costs associated with the enforcement, prosecution, and maintenance of the registrations for and applications for registration of the Licensed Marks, and the enforcement and defense of the Licensed Marks.  At Licensee’s reasonable expense, Licensor shall in good faith assist Licensee to fulfill the foregoing responsibilities.

6.3Each Party shall immediately inform the other of any potential infringements, dilution, or other misuse of any Licensed Mark in the Territory, or use of any marks or designs confusingly similar to any Licensed Mark, or if either Party receives notice of any claims from any third party alleging that any Licensed Mark (or such Party’s use thereof) infringes or otherwise violates the rights of a third party.  Licensee shall have the right to commence, control, or respond to any such action or claim, and the authority and sole control of the defense or settlement of such claim, including the negotiation, litigation, prosecution, or settlement of any such action or claim, as well as the first right to recover profits and damages from such actions.   Licensor shall cooperate with all reasonable requests for assistance by Licensee in connection with the foregoing, including being named as a party in any related court proceedings.  Licensee shall provide Licensor copies of all notices, complaints, court proceedings, and other documentation relating to the foregoing, and Licensor will have the option to participate in any such proceeding and be represented by counsel of its choosing at its own cost and expense.

6.4If Licensee fails to bring an action or proceeding with respect to infringement of the Licensed Marks within ninety (90) days following notice by Licensor or notice of any alleged third party infringement, dilution, or misuse of the Licensed Marks or use of confusingly similar marks to any Licensed Mark, or Licensee requests Licensor assume control of any such action, then Licensor shall have the right to bring and control any such action, by counsel of its choosing.  Licensor shall have the right to commence, control, or respond to any such action or claim, and the authority and sole control of the defense or settlement of such claim, including the negotiation, litigation, prosecution, or settlement of any such action or claim, as well as the first right to recover profits and damages from such actions.  To the extent Licensor assumes such control, all costs associated with an action shall be at Licensor’s sole expense.  Licensee shall cooperate with all reasonable requests for assistance by Licensor in connection with the foregoing, including being named as a party in any related court proceedings.

7.Representations and Warranties.

7.1Licensor represents and warrants to Licensee that (a) it has good title to and/or the right to license the Licensed Marks; and (b) except as may be provided herein, it will not use or otherwise license any other party to use the Licensed Marks in any way during the Term.

7.2Licensee represents and warrants to Licensor that (a) this Agreement, and the License Fee to be paid by Payor on behalf of Licensee to Licensor pursuant to this Agreement, are and will all be for reasonably equivalent value, and are and will all be made for fair consideration and in good faith; (b) Licensee has and will have sufficient capital to satisfy its obligations under this Agreement; (c) Licensee shall use commercially-reasonable efforts to ensure that the Products and Services offered by Licensee under the Licensed Marks meet and maintain the quality standards set forth in Section 5 of this Agreement; and (d) Licensee’s use of the Licensed Marks shall not be in conflict with any other agreement.

7.3Each Party represents and warrants to the other Party, that:  (a) it is duly authorized and licensed to do business and carry out its obligations under this Agreement; (b) it has full power and authority to enter into this Agreement and the execution, delivery, and performance of this Agreement has been authorized by all necessary corporate action; (c) it has obtained all third party consents required to enter into this Agreement and none of the execution, delivery, or performance of this Agreement will conflict with or constitute a breach of its certificate of incorporation, charter, or bylaws; (d) this Agreement is valid and enforceable in accordance with its terms, including under federal trademark law and other applicable law, and no Party shall challenge the validity or enforceability of this Agreement; and (e) the provisions of this Agreement are not and were not intended to hinder, delay, or defraud any creditor.

8.Indemnification.

8.1Licensee agrees to protect, indemnify, and hold harmless Licensor and its parent and affiliates, and their directors, officers, employees, licensees, agents, representatives, successors, and assigns (collectively, the “Indemnified Parties”), from and against any and all claims, suits, actions, or allegations brought or asserted by a third party (each, a “Claim”) and any resulting liabilities, judgments, costs, and expenses, including reasonable attorneys’ fees, arising out of or related to: (a) Licensee’s use or any use by any sublicensee of Licensee of the Licensed Marks pursuant to this Agreement; (b) Licensee’s breach of its representations, warranties, and other obligations under this Agreement; and (c) Licensee’s or any of its sublicensees’ manufacture, distribution, advertising, marketing, and sale of the Products, provision of the Services, and operation of the Business, including without limitation any personal injury claims or product liability claims related to the foregoing; provided, however, that Licensee shall not be obligated to protect, indemnify, and hold harmless the Indemnified Parties from and against Claims, resulting liabilities, judgments, costs, and expenses, including reasonable attorneys’ fees, arising out of or related to, Licensor’s fraud, gross negligence, or bad faith.  Licensee shall keep Licensor fully informed of the status and progress with regard to any Claim, and shall provide Licensor with copies of all documentation relating to the foregoing.

8.2Licensor shall promptly notify Licensee upon the assertion of any Claim against an Indemnified Party, and shall give Licensee a reasonable opportunity to defend and/or settle the Claim at its own expense.  Licensee shall have the sole right to designate the counsel to handle any such defense and/or settlement negotiations, and the Indemnified Parties shall provide Licensee with such assistance as it may reasonably request in order to ensure a proper and adequate defense of a Claim.  Any settlement of a Claim must be approved in writing by Licensor (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the execution of any settlement agreement.

9.Disclaimer of Warranties.  Licensor licenses the Licensed Marks to Licensee “as is.”  Licensor makes no warranties of any kind, express or implied, in relation to the Licensed Marks.  Without limiting the foregoing, Licensor expressly disclaims any and all implied warranties of merchantability, fitness for a particular purpose, and noninfringement.

10.Further Assurances.  Each of Licensor, Licensee, and Payor shall promptly execute, acknowledge, and deliver, at the reasonable request of another party to this Agreement, such additional documents, instruments, conveyances, and assurances and take such further actions as such other Party may reasonably request to carry out the provisions of this Agreement and to give effect to the transactions contemplated by this Agreement.

11.Term.

11.1This Agreement will remain in effect from the Effective Date and will continue for a period of ten (10) years (the “Initial Term”) unless terminated earlier by one of the Parties, as permitted by and in accordance with Section 12.

11.2At the end of the Initial Term, the term of the Agreement shall automatically renew for successive one (1) year periods (the Initial Term and all such renewal periods, collectively referred to as the “Term”) unless a Party provides written notice of nonrenewal to the other at least sixty (60) days prior to the applicable renewal date.

12.Termination and Events of Default.

12.1If Payor fails to pay any portion of the License Fee or make any other payment as required by this Agreement, within three (3) days after Payor and Licensee have received written notice from Licensor of such failure, then Licensor may immediately terminate this Agreement upon written notice to Licensee.

12.2Subject to Section 12.1 above, which covers Licensor’s right to terminate this Agreement for a failure by Payor to pay any portion of the License Fee or make any other payment as required by this Agreement, Licensor may terminate this Agreement immediately upon written notice to Licensee in the event that Licensee fails to cure a material breach of this Agreement within thirty (30) days after Licensee has received written notice from Licensor of such breach.  Any failure by Licensee to comply with the quality control provisions included in Section 5 of this Agreement shall be deemed a material breach of this Agreement.  In the event any material breach cannot be cured within thirty (30) days, except for non-payment by Payor that must be cured within three (3) days after Payor has received written notice of such breach, and so long as Licensee is making reasonable efforts to implement a cure, the cure period will be automatically extended by a reasonable amount of time to permit such cure (if a cure is feasible).

12.3The Parties may terminate this Agreement by mutual consent.  Licensee shall not otherwise have any right to terminate this Agreement under this Section 12.

12.4Notwithstanding the foregoing, Licensor may not terminate this Agreement under Sections 12.1 or 12.2 or consent to termination under Section 12.3 without the written consent of the New Notes Collateral Agent.

12.5If this Agreement is terminated pursuant to Sections 12.1, 12.2, or 12.3, then (w) all rights of Licensee and its affiliates (other than Licensor) under this Agreement shall automatically and immediately cease, (x) all rights of Licensee under Section 6 regarding registration, maintenance, and enforcement of the Licensed Marks will automatically and immediately revert to Licensor and Licensor shall have the exclusive right and authority, in its sole discretion, to make decisions and take all actions with respect to registration, enforcement, and maintenance of the Licensed Marks, (y) all sublicenses granted by Licensee and its affiliates pursuant to Section 2.2 shall automatically and immediately terminate, and (z) Licensee and Payor, and their affiliates (except for Licensor), shall immediately cease using in any manner the Licensed Marks.  Licensee and Payor agree that upon termination of this Agreement pursuant to Sections 12.1, 12.2, or 12.3, they and their affiliates (except for Licensor) shall have no rights to use the Licensed Marks in any manner and, as between Licensor and Licensee, Licensor shall have the exclusive rights to use, license, sublicense, and otherwise exploit, in any manner, the Licensed Marks and may freely assign or transfer such exclusive rights.

12.6This Agreement shall automatically and immediately terminate if the 2017 IP License Agreement terminates or is terminated for any reason.

13.Effects of Termination. In the event of any expiration or termination of this Agreement, the following provisions of this Agreement shall survive: Sections 1, 6, 7, 8, 9, 10, 12.5, 13, 15, and 16.  In addition, any payment obligations that have accrued under this Agreement (including with respect to any License Fee or Payment pursuant to Section 4) shall remain in full force and effect until they are satisfied in full.

14.Assignment.  Licensor may not assign, transfer, delegate, or otherwise dispose of (i) any and all of its rights and/or responsibilities under this Agreement or (ii) any of its right, title, or interest in and to the Licensed Marks to any person in each case without the prior written consent of Licensee (such consent not to be unreasonably withheld or delayed).  Except as otherwise permitted in this Agreement, Licensee may not assign, transfer, delegate, or otherwise dispose of any of its rights or obligations under this Agreement without Licensor’s prior written consent (such consent not to be unreasonably withheld or delayed); provided, however, that a merger, consolidation, combination, or restructuring involving Licensee or a change in control of Licensee shall not be deemed to be an assignment of this Agreement. Notwithstanding the foregoing, Licensor and Licensee shall be permitted to pledge their respective rights under this Agreement as collateral to secure their respective obligations in respect of any financing arrangement (including, in the case of Licensee, the Term Loan Facility and/or the ABL Facility; and in the case of Licensor, the New Notes Indenture). Any assignment, delegation, and/or pledge in violation of this provision or Section 2.2 will be without force or effect.  The Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns, each of which must agree in writing to be bound by the Agreement.

15.Confidentiality.

15.1Confidential Information.  “Confidential Information” means information disclosed by one Party hereunder to the other in connection this Agreement, or by Payor on either Party’s behalf, which information is or should be reasonably understood to be confidential or proprietary to the disclosing Party or Payor, including product designs, costs, unpublished marketing, sales and financial information, product and business plans, projections, and marketing data.  Confidential Information will not include information that is: (a) already lawfully known to or independently developed by the receiving party; (b) disclosed in published materials without a breach of this Agreement; (c) generally known to the public without a breach of this Agreement; or (d) lawfully obtained from any third party who was not under an obligation to keep such information confidential.

15.2Obligation.  Neither Party nor Payor will (a) disclose any Confidential Information of the other Party or Payor to any third party, or (b) fail to take all reasonable measures to maintain the confidentiality of Confidential Information in its possession or control, which measures shall in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.  Notwithstanding the foregoing, a Party or Payor may disclose another’s Confidential Information to investors and legal and financial advisors who are subject to confidentiality restrictions not less restrictive than those in this Agreement; provided, however, that Party or Payor shall be liable to the other Party or Payor for any breach of the confidentiality obligations of such investors, legal, and/or financial advisors, and to the extent reasonably necessary to comply with a court order or government order to which the disclosing party is subject, provided that prior to such disclosure of Confidential Information, the disclosing party will provide the party whose Confidential Information is to be disclosed prompt notice of the anticipated disclosure so that party can take all necessary measures to prevent the disclosure and/or maintain the confidentiality of such information.  A Party or Payor may also disclose Confidential Information in areas specifically required to meet General Accepted Accounting Principles (GAAP) or Securities Exchange Commission (SEC) filing requirements or the listing requirements of any securities exchange on which the capital stock of either Party or Payor is traded or any automated quotation system.

16.Miscellaneous.

16.1Notices.  All notices given pursuant to this Agreement shall be in writing and either (a) delivered personally, (b) delivered or mailed by registered or certified mail, postage prepaid, or (c) sent by a nationally-recognized overnight delivery or courier service, with delivery charges prepaid, and proof of delivery or receipt requested, as follows:

To Licensee:

J. Crew International, Inc.
770 Broadway, 10th Floor
New York, NY 10003
Attn: Maria Di Lorenzo, SVP, General Counsel & Secretary
E-mail: Maria.DiLorenzo@jcrew.com

To Licensor:

J. Crew Domestic Brand, LLC
770 Broadway, 10th Floor
New York, NY 10003
Attn: Vincent Zanna, Senior Vice President, Finance & Treasurer
E-mail: Vincent.Zanna@jcrew.com

To Payor:

J. Crew Operating Corp.
770 Broadway, 10th Floor
New York, NY 10003
Attn: Jeremy Brooks, VP, Chief Accounting Officer
E-mail: Jeremy.Brooks@jcrew.com

All notices as required hereunder shall be effective upon the earlier of (x) delivery, (y) three days after the mailing, or (z) the next business day if sent by overnight courier.

16.2Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other party or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

16.3Choice of Law; Choice of Forum.  This Agreement, and any dispute arising from this Agreement or the subject matter of this Agreement, shall be governed by the laws of the State of New York, without regard to its conflicts of law principles, and the federal and state courts in the State of New York shall be the exclusive jurisdiction for resolving all disputes relating to this Agreement.  The Parties and Payor submit to the jurisdiction of such courts over such a dispute and waive any objection to the propriety or convenience of venue in such courts.

16.4365(n) Acknowledgment.  The Parties and Payor agree that section 365(n) of title 11 of the United States Code (as amended, the “Bankruptcy Code”) shall apply to the Licensee; provided, however, that in the event a court determines that section 365(n) of the Bankruptcy Code does not apply to the Licensee, the Parties and Payor agree that, following a material breach of this Agreement by the Licensor, the Licensee may continue to use the Licensed Marks if and only if the Licensee continues to pay the Licensor the License Fee and otherwise comply with its obligations under this Agreement.

16.5No Construction.  The Parties and Payor have participated in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the Parties and Payor, and no presumption or burden of proof shall arise favoring or disfavoring any Party or Payor by virtue of the authorship of any provisions of this Agreement.

16.6Amendment.  This Agreement may only be amended, supplemented, or modified, and any of the terms, covenants, representations, warranties, or conditions may only be waived, by a written amendment executed by both Parties and Payor, or in the case of a waiver, by the

Party waiving compliance.  No waiver by either Party of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

16.7Severability.  If any provision of this Agreement or the application of any such provision to any person, entity, or circumstance is held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or the application of such provision to any other persons, entities, or circumstances and, to the extent permissible under applicable law, any such invalid, illegal, or unenforceable provision shall be deemed amended lawfully to conform with the intent of the Parties and Payor.

16.8Integration.  This Agreement (including any amendments and exhibits hereto), together with the 2017 IP License Agreement (and any amendments and exhibits thereto), constitutes the entire agreement between the Parties and Payor with respect to its subject matter, and supersedes all prior and/or contemporaneous oral or written negotiations, offers, representations, warranties, and agreements with respect to this subject matter.

16.9Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts taken together shall have been shown to have been executed by each Party and Payor and delivered to the others.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties and Payor have executed this Agreement effective as of the Effective Date.

J. Crew Domestic Brand, LLC, as Licensor /s/ Vincent Zanna Name:Vincent Zanna Title:Senior Vice President, Finance & Treasurer Date:July 13, 2017	J. Crew International, Inc., as Licensee /s/ Maria Di Lorenzo Name:Maria Di Lorenzo Title:SVP, General Counsel & Secretary Date:July 13, 2017

J. Crew Operating Corp., as Payor, for the purposes of Sections 2.2, 3.2, 4, 5.1, 5.5, 6.2, 8.1, 12.1, 12.2, and 12.5 of this Agreement

/s/ Jeremy Brooks
Name:Jeremy Brooks
Title:VP, Chief Accounting Officer
Date:July 13, 2017

[Signature Page to Amended and Restated Intellectual Property License Agreement]

Exhibit A

Licensed Marks

COUNTRY	MARK	CLASS	APPLN.NO.	APPLN.DATE	REG. NO.	REG. DATE	STATUS
United States	1035	25	86/028914	8/5/2013	4485298	2/18/2014	REGISTERED
United States	770	25	85/711415	8/23/2012	4437416	11/19/2013	REGISTERED
United States	770/ BEHIND THE LINE	41	85/251885	2/25/2011	4292872	2/19/2013	REGISTERED
United States	COOPER'S PICKS	35	77/912929	1/15/2010	4112314	3/13/2012	REGISTERED
United States	CREW	25	76/014732	3/31/2000	2431701	2/27/2001	REGISTERED
United States	CREW	25	73/465087	2/10/1984	1348064	7/9/1985	REGISTERED
United States	CREWCUTKIDS.COM	35	85/507623	1/3/2012	4175704	7/17/2012	REGISTERED
United States	CREWCUTS	14	86/261689	4/24/2014	4652335	12/9/2014	REGISTERED
United States	CREWCUTS	18, 26, 35	78/568692	2/16/2005	3163866	10/24/2006	REGISTERED
United States	CREWCUTS	25	78/417243	5/12/2004	3107778	6/20/2006	REGISTERED
United States	CREWCUTS (Stylized) and Elephant Design	14, 16, 18, 25, 26	77/806117	8/17/2009	4172027	7/10/2012	REGISTERED
United States	CREWCUTS BABY	25	85/480131	11/23/2011	4466938	1/14/2013	REGISTERED

COUNTRY	MARK	CLASS	APPLN.NO.	APPLN.DATE	REG. NO.	REG. DATE	STATUS
United States	DISCOVERED FOUND BY US, COLLECTED BY YOU	35	86/008893	7/12/2013	4485018	2/18/2014	REGISTERED
United States	EXPLORE WITHOUT FOOTPRINTS	25	77/840535	10/2/2009	3958772	5/10/2011	REGISTERED
United States	FACTORY FIRST	35	85/906005	4/16/2013	4432553	11/12/2013	REGISTERED
United States	GARMENTS FOR GOOD	18, 25, 35	85/880500	3/19/2013	4664331	12/30/2014	REGISTERED
United States	GARMENTS OF DISTINCTION	18, 25, 35	85/978316	12/28/2011	4293520	2/19/2013	REGISTERED
United States	GARMENTS OF DISTINCTION	25	85/505020	12/28/2011	4488944	2/25/2014	REGISTERED
United States	GIFT (BETTER) GUIDE	35	86/677799	6/29/2015	4935632	4/12/2016	REGISTERED
United States	IN GOOD COMPANY	35	85/274606	3/23/2011	4028920	9/20/2011	REGISTERED
United States	J. CREW	09, 14, 18, 21, 24 25 35	86/332488	7/9/2014	4882454	1/5/2016	REGISTERED
United States	J. CREW	09, 16, 20, 21, 28	85/880520	3/19/2013	4598134	9/2/2014	REGISTERED
United States	J. CREW	09, 35	85/533440	2/3/2012	4190784	8/14/2012	REGISTERED
United States	J. CREW	14	75/706289	5/14/1999	2462509	6/19/2001	REGISTERED
United States	J. CREW	18, 25, 42	73/411551	1/31/1983	1308888	12/11/1984	REGISTERED
United States	J. CREW	24, 26	86/125862	11/21/2013	4756806	6/16/2015	REGISTERED

B-

COUNTRY	MARK	CLASS	APPLN.NO.	APPLN.DATE	REG. NO.	REG. DATE	STATUS
United States	J. CREW	25	77/588472	10/8/2008	3737898	1/12/2010	REGISTERED
United States	J. CREW	35	78/652755	6/17/2005	3098101	5/30/2006	REGISTERED
United States	J. CREW	35	85/322183	5/16/2011	4144171	5/15/2012	REGISTERED
United States	J. CREW	35	75/676905	4/8/1999	2351667	5/23/2000	REGISTERED
United States	J. CREW	36	77/616884	11/18/2008	3622997	5/19/2009	REGISTERED
United States	J. CREW (Script)	09, 14, 18, 25, 35, 36	86/677826	6/29/2015	4935633	4/12/2016	REGISTERED
United States	J. CREW (Script)	41	85/820382	1/10/2013	4368617	7/16/2013	REGISTERED
United States	J. CREW BABY	25, 35	86/125852	11/21/2013	4709191	3/24/2015	REGISTERED
United States	J. CREW BABY (Stylized) and Heart Design	25	86/125859	11/21/2013	4717463	4/7/2015	REGISTERED
United States	J. CREW COLLECTION	25, 35	86/468931	12/2/2014	4781357	7/28/2015	REGISTERED

B-

COUNTRY	MARK	CLASS	APPLN.NO.	APPLN.DATE	REG. NO.	REG. DATE	STATUS
United States	J. CREW FACTORY	35	85/067511	6/21/2010	4084606	1/10/2012	REGISTERED
United States	J. CREW LOGO	14, 18, 25, 35, 36	77/968500	3/25/2010	3870032	11/2/2010	REGISTERED
United States	J. CREW LOGO	14, 18, 25, 35, 36	77/968500	3/25/2010	3870032	11/2/2010	REGISTERED
United States	J. CREW MERCANTILE	14, 18	86/128624	11/25/2013	FILED
United States	J. CREW MERCANTILE	25	86/285414	5/19/2014	FILED
United States	J. CREW MERCANTILE	35	86/977125	11/25/2013	4838476	10/20/2015	REGISTERED
United States	J. CREW MERCANTILE (Stylized)	35	86/768910	9/25/2015	4895913	2/2/2016	REGISTERED
United States	J. CREW STYLE GUIDE	35	85/624083	5/14/2012	4261541	12/18/2012	REGISTERED
United States	J. CREW UNTUCKED	25	78/496989	10/8/2004	3240424	5/8/2007	REGISTERED
United States	JACK KNOWS BEST	35	77/864918	11/4/2009	4063886	11/29/2011	REGISTERED
United States	JENNA'S PICKS	35	77/877636	11/20/2009	4063897	11/29/2011	REGISTERED

B-

COUNTRY	MARK	CLASS	APPLN.NO.	APPLN.DATE	REG. NO.	REG. DATE	STATUS
United States	just ask . . . (Stylized)	35	77/494034	6/9/2008	3687101	9/22/2009	REGISTERED
United States	LANGHAM	25	85/564356	3/8/2012	4377858	7/30/2013	REGISTERED
United States	LIQUOR STORE	25	85/527759	1/27/2012	4378453	8/6/2013	REGISTERED
United States	LIQUOR STORE	35	85/785465	11/21/2012	4364847	7/9/2013	REGISTERED
United States	LUDLOW	25	85/489549	12/7/2011	4541406	6/3/2014	REGISTERED
United States	LUDLOW	25, 35	85/954939	6/10/2013	4863587	12/1/2015	REGISTERED
United States	MAX THE MONSTER	14, 16, 18, 21, 25	86/769340	9/25/2015			FILED
United States	No. 2 PENCIL	25	85/564253	3/8/2012	4330455	5/7/2013	REGISTERED
United States	Oarsman Design	25	85/391104	8/5/2011	4178184	7/24/2012	REGISTERED
United States	POINT SUR	25	86/060718	9/10/2013	4964942	5/24/2016	REGISTERED
United States	RAIL & WHARF	18	85/558996	3/2/2012	4451917	12/17/2013	REGISTERED
United States	STONEHALL	25	85/564347	3/8/2012	4400987	9/10/2013

B-

COUNTRY	MARK	CLASS	APPLN.NO.	APPLN.DATE	REG. NO.	REG. DATE	STATUS
United States	Sustainability Logo	35	85/349465	6/17/2011	4140322	5/8/2012	REGISTERED
United States	THE LUDLOW SHOP	35, 40	85/646852	6/8/2012	4382298	8/13/2013	REGISTERED
United States	VERY PERSONAL STYLIST	45	85/574397	3/20/2012	4530114	5/13/2014	REGISTERED
United States	WALLACE & BARNES	18, 25, 35	85/802214	12/13/2012	4530503	5/13/2014	REGISTERED
United States	WALLACE & BARNES GARMENTS OF DISTINCTION NEW YORK (Stylized) and design	18, 25, 35	85/840229	2/4/2013	4413912	10/8/2013	REGISTERED
United States	WE KNOW YOU'RE OUT THERE	35	85/612919	5/1/2012	4355256	6/18/2013	REGISTERED
United States	WEAR YOUR SHADE!	25	85/880047	3/19/2013	4421722	10/22/2013	REGISTERED
United States	WEDGEWOOD TRENCH	25	85/564361	3/8/2012	4351192	6/11/2013	REGISTERED

B-